CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-214784) and on Forms S-8 (Nos. 333-89369, 333-37400, 333-40430, 333-42974, 333-43996, 333-111543, 333-117068, 333-127989, 333-137314, 333-141245, 333-153766, 333-175885, 333-196775 and 333-213699) of Internap Corporation of our report dated March 13, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 2 and the effects of the reverse stock split discussed in Note 15 as to which the date is March 8, 2018, relating to the financial state relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 15, 2018